                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 1)(1)

                             The Topps Company, Inc.
                             -----------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                   890786106
                                   ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 9, 2006
                                  ------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 16 Pages)

---------------------
(1)      The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information  required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 2 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CRESCENDO PARTNERS II L.P., SERIES Y
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,370,700
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              2,370,700
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,370,700
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 3 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CRESCENDO INVESTMENTS II, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,370,700
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              2,370,700
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,370,700
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 4 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CRESCENDO ADVISORS LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  100
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              100
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    100
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 5 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ERIC ROSENFELD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,370,900
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              2,370,900
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,370,900
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 6 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PEMBRIDGE VALUE OPPORTUNITY FUND LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  356,622
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              356,622
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    356,622
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 7 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PEMBRIDGE CAPITAL MANAGEMENT LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  356,622
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              356,622
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    356,622
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 8 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    TIMOTHY E. BROG
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  382,863
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              382,863
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    382,863
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.0%
--------------------------------------------------------------------------------
    14            TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 9 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ARNAUD AJDLER
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 10 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JOHN J. JONES
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 11 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    TOPPS FULL VALUE COMMITTEE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    N/A
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,753,763
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              2,753,763
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,753,763
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 12 of 16 Pages
----------------------                                    ----------------------

                  The following  constitutes Amendment No. 1 ("Amendment No. 1")
to the Schedule 13D filed by the  undersigned.  This  Amendment No. 1 amends the
Schedule 13D as specifically set forth.

         The  first  paragraph  of Item 3 is  hereby  amended  and  restated  as follows:

                  The aggregate  purchase price of the 2,370,700 Shares owned by
Crescendo Partners II is $20,903,598.38,  including brokerage  commissions.  The
Shares owned by Crescendo Partners II were acquired with partnership funds.

         The  fourth  and fifth  paragraphs  of Item 3 are  hereby  amended  and restated as follows:

                  The aggregate  purchase  price of the 356,622  Shares owned by
Pembridge Value is $2,865,477, including brokerage commissions. The Shares owned by Pembridge Value were acquired with partnership funds.

                  The aggregate purchase price of the 26,241 Shares owned by Mr.
Brog is $214,785,  including brokerage commissions. The Shares owned by Mr. Brog were acquired with personal funds.

         Item 5 is hereby amended and restated as follows:

                  (a) The aggregate  percentage of Shares reported owned by each person named herein is based upon 39,380,471  Shares  outstanding,  which is the total number of Shares  reported to be outstanding in the Issuer's Annual Report on Form 10-K, as filed with the  Securities  and Exchange  Commission on May 10,
2006.

                  As of the  close  of  business  on June  13,  2006,  Crescendo
Partners II beneficially owned 2,370,700 Shares, constituting approximately 6.0%
of the Shares  outstanding.  As the general  partner of  Crescendo  Partners II,
Crescendo  Investments II may be deemed to beneficially own the 2,370,700 Shares owned by Crescendo  Partners II,  constituting  approximately 6.0% of the Shares outstanding.  Crescendo Advisors beneficially owns 100 Shares, constituting less than  1% of  the  Shares  outstanding.  As  the  managing  member  of  Crescendo
Investments II, which in turn is the general  partner of Crescendo  Partners II,
Mr.  Rosenfeld may be deemed to beneficially  own (i) the 2,370,700 Shares owned by Crescendo  Partners II, (ii) 100 Shares by virtue of his position as managing member of Crescendo Advisors and (iii) 100 Shares held by Mr. Rosenfeld and Lisa
Rosenfeld JTWROS, constituting approximately 6.0% of the Shares outstanding. Mr.
Rosenfeld  has sole voting and  dispositive  power with respect to the 2,370,700
Shares  owned by  Crescendo  Partners II and the 100 Shares  owned by  Crescendo
Advisors  by  virtue  of his  authority  to vote  and  dispose  of such  Shares.
Crescendo  Investments II and Mr. Rosenfeld disclaim beneficial ownership of the
Shares held by Crescendo  Partners II,  except to the extent of their  pecuniary interest therein.

                  As of the close of business on June 13, 2006,  Pembridge Value beneficially  owned  356,622  Shares,  constituting  less than 1% of the  Shares outstanding. As the investment manager of Pembridge Value, Pembridge Capital may be deemed to  beneficially  own the 356,622  Shares  owned by  Pembridge  Value,

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 13 of 16 Pages
----------------------                                    ----------------------

constituting  less than 1% of the  Shares  outstanding.  As the sole  manager of
Pembridge  Value,  Mr. Brog may be deemed to beneficially own the 356,622 Shares owned by  Pembridge  Value and the 26,241  shares  held  directly  by Mr.  Brog, constituting  approximately  1.0% of the Shares  outstanding.  Mr. Brog has sole voting  and  dispositive  power  with  respect to the  356,622  Shares  owned by
Pembridge  Value by virtue of his  authority to vote and dispose of such Shares.
Pembridge Capital and Mr. Brog disclaim beneficial  ownership of the Shares held by Pembridge Value, except to the extent of their pecuniary interest therein.

                  Currently,  neither Mr. Ajdler nor Mr. Jones  beneficially own any Shares.

                  (b) By virtue of his position with Crescendo  Investments  II,
Mr. Rosenfeld has the sole power to vote and dispose of the Shares  beneficially owned by Crescendo  Partners II reported in this  Schedule 13D. By virtue of his position with Crescendo  Advisors,  Mr. Rosenfeld has the sole power to vote and dispose of the Shares  beneficially owned by Crescendo Advisors reported in this
Schedule 13D.

                  By virtue of his position with Pembridge  Value,  Mr. Brog has the sole power to vote and dispose of the Shares beneficially owned by Pembridge
Value reported in this Schedule 13D.

                  (c) Schedule A annexed  hereto lists all  transactions  in the
Shares by the Reporting  Persons  since the filing of the initial  Schedule 13D.
All of such transactions were effected in the open market.

                  (d) No person  other  than the  Reporting  Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

                  (e) Not applicable.

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 14 of 16 Pages
----------------------                                    ----------------------

                                   SIGNATURES
                                   ----------

                  After reasonable  inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 14, 2006                CRESCENDO PARTNERS II, L.P., SERIES Y

                                    By:    Crescendo Investments II, LLC
                                           General Partner

                                    By: /s/ Eric Rosenfeld
                                        ----------------------------------------
                                    Name:  Eric Rosenfeld
                                    Title: Managing Member

                                    CRESCENDO INVESTMENTS II, LLC

                                    By: /s/ Eric Rosenfeld
                                        ----------------------------------------
                                    Name:  Eric Rosenfeld
                                    Title: Managing Member

                                    CRESCENDO ADVISORS LLC

                                    By: /s/ Eric Rosenfeld
                                        ----------------------------------------
                                    Name:  Eric Rosenfeld
                                    Title: Managing Member

                                    /s/ Eric Rosenfeld
                                    --------------------------------------------
                                    ERIC ROSENFELD

                                    PEMBRIDGE VALUE OPPORTUNITY FUND LP

                                    By: /s/ Timothy E. Brog
                                        ----------------------------------------
                                    Name:  Timothy E. Brog
                                    Title: Portfolio Manager

                                    PEMBRIDGE CAPITAL MANAGEMENT LLC

                                    By: /s/ Timothy E. Brog
                                        ----------------------------------------
                                    Name:  Timothy E. Brog
                                    Title: President

                                    /s/ Timothy E. Brog
                                    --------------------------------------------
                                    TIMOTHY E. BROG

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 15 of 16 Pages
----------------------                                    ----------------------

                                    /s/ Arnaud Ajdler
                                    --------------------------------------------
                                    ARNAUD AJDLER

                                    /s/ John J. Jones
                                    --------------------------------------------
                                    JOHN J. JONES

----------------------                                    ----------------------
CUSIP No. 890786106                   13D                    Page 16 of 16 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

                  Transactions in the Shares Since May 18, 2006
                  ---------------------------------------------

Shares of Common Stock              Price Per                    Date of
  Purchased/(Sold)                  Share ($)                Purchase / Sale
  ----------------                  ---------                ---------------

                      CRESCENDO PARTNERS II, L.P., SERIES Y
                      -------------------------------------

         12,900                       8.3356                     5/24/06
         59,500                       8.5328                     5/25/06
        129,100                       8.7788                     5/26/06
         49,000                       8.1498                     5/31/06
         50,000                       8.1503                     6/06/06
          6,300                       8.1000                     6/07/06
         24,900                       8.1627                     6/08/06
         35,100                       8.2000                     6/09/06
         50,000                       8.1090                     6/12/06

                          CRESCENDO INVESTMENTS II, LLC
                          -----------------------------
                                      NONE

                             CRESCENDO ADVISORS LLC
                             ----------------------
                                      NONE

                                 ERIC ROSENFELD
                                 --------------
                                      NONE

                       PEMBRIDGE VALUE OPPORTUNITY FUND LP
                       -----------------------------------
          6,100                       8.1700                     5/24/06
         11,400                       8.1389                     5/31/06
         11,122                       8.1000                     6/05/06

                        PEMBRIDGE CAPITAL MANAGEMENT LLC
                        --------------------------------
                                      None

                                 TIMOTHY E. BROG
                                 ---------------
          1,300                       8.4300                     5/24/06

                                  ARNAUD AJDLER
                                  -------------
                                      None

                                  JOHN J. JONES
                                  -------------
                                      None